November 2017 SAVE 2017-1 EETC Investor Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433(d) Registration No. 333-202260 November 13, 2017

Statements in this Investor Presentation contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent expectations or beliefs concerning future events of Spirit
Airlines, Inc. (the “Company”, “we”). The words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,”
“will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s intentions and expectations regarding revenues, cost of operations, the delivery schedule of aircraft on order, and announced
new
service
routes.
All
forward-looking
statements
are
based
upon
information
available
to
the
Company
at
the
time
the
statement
is
made.
The
Company has no intent, nor undertakes any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations, including the competitive environment in the airline industry; the Company’s ability to keep costs low;
changes in fuel costs; the impact of worldwide economic conditions; the Company’s liquidity and general level of capital resources; the Company’s ability to generate non-ticket revenues; government regulation; changes in legislation, regulation and government policy as a result of the 2016 presidential and congressional elections; operational disruptions out of key airports; and dependence on a limited number of aircraft and engine suppliers. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission (“SEC”) filings, including but not limited to the Company’s
Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
This
Investor
Presentation
highlights
basic
information
about
the
Company
and
this
offering.
Because
it
is
a
summary,
it
does
not
contain
all
of
the
information
that you should consider before investing.
We have filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this Investor
Presentation relates. Before you invest, you should read such prospectus and prospectus supplement (including the risk factors described in the prospectus supplement)
and
other
documents
we
have
filed
with
the
SEC
for
more
complete
information
about
us
and
this
offering.
You
may
get
these
documents
for
free
by
visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Morgan Stanley & Co. LLC at 1-800-718-1649, Citigroup Global Markets, Inc. at 1-212-
723-6171, Goldman Sachs & Co. at 1-866-471-2526, or Barclays at 1-888-603-5847.
Forward Looking Statements

Spirit Airlines, Inc. (“SAVE” or “Spirit Airlines”) intends to offer an EETC
(“SAVE 2017-1”) to raise ~$421 million of proceeds
Spirit Airlines intends to issue $420,500,000 of Pass Through Certificates, Series 2017-1, in three classes, as follows:
Class AA: $247,099,000
Class A: $82,366,000
Class B: $91,035,000
The Equipment Notes underlying the SAVE 2017-1 certificates will have the benefit of a security interest in the following twelve (12) Airbus aircraft to be delivered new to Spirit Airlines
Five (5) new Airbus A321-200ceo aircraft scheduled to be delivered new to Spirit Airlines between February 2018 and March 2018
Seven (7) new Airbus A320-200ceo aircraft scheduled to be delivered new to Spirit Airlines between December
2017 and October 2018
The EETC Structure will include the following:
Senior Class AA debt amortizing over 12.2 years
Subordinate Class A debt amortizing over 12.2 years
Subordinate Class B debt amortizing over 8.2 years
Liquidity Facilities will be provided for three semi-annual interest payments on Class AA, Class A and Class B
The waterfall structure will be consistent with recent EETC precedents
Joint Structuring Agents and Joint Lead Bookrunners: Morgan Stanley and Citi
Joint Bookrunners: Goldman Sachs & Co. and Barclays
Liquidity Provider and Depositary: Commonwealth Bank of Australia, New York Branch, and Citibank, N.A., respectively
Transaction Overview

Summary of the Certificates Offering
1.
Initial LTV as of February 15, 2019, the first regular distribution date after all aircraft are expected to have been financed and after giving effect to distributions expected to be made on or prior to such date and assumed depreciation of aircraft. Appraised value is calculated using the lesser of the mean and median (“LMM”) values of each aircraft as appraised by AISI, BK and MBA. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2.
Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of certificates
3.
The certificates will be issued in minimum denominations of $2,000 (or such other denomination that is the lowest integral multiple of $1,000 that is, at the time of issuance equal to at least 1,000 euros) and integral multiples of $1,000 in excess thereof
Class AA
Aggregate Face Amount
$247,099,000
$82,366,000
$91,035,000
Expected Ratings (S&P / Fitch)
AA / AA
A / A
BBB-
/ BBB+
Initial LTV
(1)
41.1%
54.8%
68.3%
Interest Rate
Initial Average Life
8.6
8.6
5.4
Regular Distribution Dates
February 15 &
August 15
February 15 &
August 15
February 15 &
August 15
Expected Principal Distribution Window
(2)
0.7 -
12.2
0.7 -
12.2
0.7 -
8.2
Final Expected Distribution Date
February 15, 2030
February 15, 2030
February 15, 2026
Final Legal Distribution Date
August 15, 2031
August 15, 2031
August 15, 2027
Minimum Denomination
(3)
$2,000
$2,000
$2,000
Liquidity Facility Coverage
3 semiannual interest
payments
3 semiannual interest
payments
3 semiannual interest
payments
Depositary
Proceeds of the offering will be held in escrow with the Depositary and withdrawn from time to time to purchase the Equipment Notes as the aircraft are financed
Fixed rate, semiannual payments, 30/360 day count
Class A
Class B

SAVE 2017-1 Indicative Transaction Structure
Consistent with recent US airline EETC Issues
Indenture / Loan Trustees
(1)
Mortgage Payments
Series AA
Equipment
Notes
Series A
Equipment
Notes
Series B
Equipment
Notes
Subordination
Agent
Liquidity
Provider
(2)
Advances and
Reimbursements
(if any)
Equipment Note
Payments on all
Aircraft
Principal, Premium
Amount (if any) and
Interest Distributions
Depositary
(3)
Escrow
Agent
(1) The Equipment Notes with respect to each
Aircraft will be issued under a separate Indenture
(2) The Liquidity Facility for each of the Class AA
Certificates, Class A Certificates and Class B
Certificates is expected to be sufficient to cover up
to three consecutive semiannual interest payments
with respect to such Class, except that the Liquidity
Facilities will not cover interest on the Deposits.
(3) The proceeds of the offering of each Class of
Certificates will initially be held in escrow and
deposited with the Depositary, pending financing of
each Aircraft. The Depositary will hold such funds
as interest bearing Deposits and such funds, in the
case of the Class AA Certificates, will be held in
fiduciary accounts. Each Trust will withdraw funds
from the Deposits relating to such Trust to
purchase Equipment Notes of the corresponding
series from time to time as each Aircraft is
financed. The scheduled payments of interest on
the Equipment Notes and on the Deposits relating
to a Trust, taken together, will be sufficient to pay
accrued interest on the outstanding Certificates of
such Trust. If any funds remain as Deposits with
respect to a Trust at the Delivery Period
Termination Date, such funds will be withdrawn by
the Escrow Agent and distributed to the holders of
the Certificates issued by such Trust, together with
accrued and unpaid interest thereon. No interest
will accrue with respect to the Deposits after they
have been fully withdrawn.
Class B
Certificate
holders
Class A
Certificate
holders
Class AA
Certificate
holders
Class AA
Trustee
Class A
Trustee
Class B
Trustee

Key Structural Considerations (cont’d)
Documentation consistent with most recent precedent EETC structures
(1)
Collateral
Waterfall
Strategically core aircraft types to Spirit Airlines’ fleet operation all of which are expected to be delivered new in 2017 and 2018
Buyout Rights
Cross-
Collateralization and
Cross-Default
Classes Offered
After a Certificate Buyout Event, subordinate Certificate holders have the right to purchase all (but not less than all) of the Certificates ranking senior thereto at par plus accrued and unpaid interest
No buyout right during the 60-day Section 1110 period
No Equipment Note buyout rights
Same waterfall both before and after an event of default
Interest on Eligible Pool Balance of Class A and Class B is paid ahead of principal on Class AA
The Equipment Notes will be cross-collateralized by all Aircraft
All Indentures will include cross-default provisions
Three tranches of amortizing debt are being offered
All three tranches will benefit from a separate liquidity facility covering three semiannual interest payments
1. See Preliminary Prospectus Supplement for further details

Collateral Summary
SAVE 2017-1 will have the following Airbus aircraft as collateral
Appraised Base Value ($MM)
#
AISI
BK
MBA
LMM
(4)
Aircraft Type
Expected Delivery Date
Registration Number
1
A320-200
Dec-17
N651NK
47.5
44.7
44.7
44.7
2
A320-200
Dec-17
N652NK
47.5
44.7
44.7
44.7
3
A320-200
Jan-18
N653NK
47.5
44.8
44.8
44.8
4
A321-200
Feb-18
N683NK
55.0
53.6
55.2
54.6
5
A321-200
Feb-18
N684NK
55.0
53.6
55.2
54.6
6
A321-200
Feb-18
N685NK
55.0
53.6
55.2
54.6
7
A321-200
Mar-18
N686NK
55.1
53.6
55.2
54.6
8
A321-200
Mar-18
N687NK
55.1
53.6
55.2
54.6
9
A320-200
Apr-18
N654NK
47.8
45.2
44.9
45.2
10
A320-200
Aug-18
N655NK
48.1
45.3
45.0
45.3
11
A320-200
Sep-18
N656NK
48.2
45.3
45.1
45.3
12
A320-200
Oct-18
N690NK
48.3
45.5
45.1
45.5
Total
(5)
610.0
583.1
590.0
588.3
1. As of February 15, 2019, the first Regular Distribution Date after all aircraft are assumed to be financed and after giving effect to all distributions expected to be made on or prior to such date and assumed depreciation of the aircraft. Appraised value is calculated using the lesser of the mean and median (“LMM”) values of each aircraft as appraised by AISI, BK and MBA. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2.  Initial collateral cushion is calculated as the first Regular Distribution Date after all aircraft are assumed to be financed
3.  Assumes that the base value of the aircraft depreciates by 3% per year during the first 15 years after assumed initial delivery date
4.  Lesser of the median and mean of the base values of the aircraft as appraised by AISI, BK and MBA
5.  Totals may not sum due to rounding
The
initial
aggregate
aircraft
Appraised
Value
is
$572,720,100
(1)
Appraisals
indicate
an
initial
collateral
cushion
of
approximately
58.9%
(2)
,
45.2%
(2)
and
31.7%
(2)
on
the Class AA, Class A and Class B Certificates, respectively, which increases over time as the debt amortizes
based
on
assumed
depreciation
of
collateral
value
(3)

Transaction Collateral Fleet Composition
An entirely narrowbody collateral pool representing arguably the most liquid aircraft in the global marketplace
SAVE 2017-1 collateral includes (5) new A321-200 and (7)
new A320-200
46% A321-200 by Base Value
(1)
54% A320-200 by Base Value
(1)
A320’s and A321’s advanced technology includes sharklets
that are more fuel efficient
Helps Spirit Airlines maintain and further lower its cost
structure
Fly-by-wire flight controls provide total airframe structural protection for improved safety
Reduces pilot workload and fewer mechanical parts
Cockpit standardization across A320 family allows a pilot
qualified on one family member to fly all of them
Enables Spirit Airlines to conduct effective scheduling
of aircraft and crew across full network
Helps Spirit Airlines maintain and further lower its cost
structure
A320-200
54%
A321-200
46%
1.  Lesser of the median and mean of the base values of the aircraft as appraised by AISI, BK and MBA

Collateral Fleet Importance
The transaction collateral is an essential component of Spirit Airlines’
owned fleet and is core to its future fleet strategy
1.  Owned fleet count as of 9/30/2017 as provided by Spirit Airlines
2.  Fleet statistics based on total pro forma owned fleet including 2017-1 collateral
3.  The
SAVE
2017-1
collateral
pool
represents
~10%
of
Spirit
Airlines’
pro
forma
total
operating
fleet
(consisting
of
owned
and
leased
aircraft);
A320
represents ~11% of pro forma operating A320 fleet; A321 represents ~19% of pro forma operating A321 fleet
Source: Spirit Airlines
0
10
20
30
40
50
60
70
Owned Fleet
A319
A320-200 ceo & neo
A321-200
Owned Fleet
SAVE 2017-1 Collateral (% of Pro Forma Owned Fleet)
# of Aircraft
27%
19%
The
SAVE
2017-1
collateral
pool
represents
~20%
of
Spirit
Airlines’
pro
forma
total
owned
fleet
(1)(2)(3)
A320
represents
~27%
of
pro
forma
total
owned
A320
fleet
(1)(2)(3)
A321
represents
~19%
of
pro
forma
total
owned
A321
fleet
(1)(2)(3)
This shows the importance of the SAVE 2017-1 collateral pool to Spirit Airlines
20%

+Unannounced customers

A320neo
A320
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030

No Backlog
68%
CEO Only
8%
CEO & NEO
8%
NEO Only
16%
A320ceo Expected to be in Demand for Years to Come
CEO operator base continues to grow via new deliveries and secondary market acquisition
Source: Airbus
130 A320ceo orders since 2016, in 6+ years
following neo launch
(1)
1.  New
plus
existing
airlines
and
lessor
customers;
1/1/2016
–
9/30/2017
68%+ of CEO operators have no NEO backlog
Demand for CEOs will remain strong
# of Aircraft
•
Over 4,700
CEOs will likely remain in
service in 2030
•
Today’s CEOs can be up to 10% more
fuel efficient than the oldest ones
•
CEOs remaining in service will be the
most fuel efficient CEOs delivered
Many
operators will have no choice but to acquire used aircraft to meet growth and replacement requirements
0
2,000
4,000
6,000
8,000
10,000
12,000
14,000

- ✓
  - ✓
  - ✓

AirAsia

中國東方航空 CHINA EASTERN

easyJet

jetBlue

中国南方航空 CHINA SOUTHERN

AERCAP

GECAS

BOC AVIATION

AWAS

SMBC AVIATION CAPITAL

A320-200 Customers
A320-200 has a global population and operators in all sectors
The
A320
series
is
operated
across
many
regions
with
8,405
(1)
firm
orders
placed
as
of
September
30, 2017
A320-200ceo is one of the most popular variants with 4,732 firm orders placed from 179 customers worldwide
Spirit
Airlines
currently
has
8
firm
open
orders
(2)
as
of
September
30,
2017
Source: Airbus. Ascend Q3 2017 Market Commentary, Spirit 3Q 2017 10Q filing
1.  Includes A320-200ceo and A320-200neo aircraft
2.  Includes only A320-200ceo
aircraft
Asia Pacific
35%
Europe
25%
Africa
14%
North
America
12%
Latin
America
& Caribbean
8%
Middle East
6%
A320-200ceo (In Service/On Order)
Breakdown by Geography
Airlines
# of Aircraft
181
149
130
174
122
Lessors
# of Aircraft
233
226
174
92
89
Top 5 Airline Operators
(2)
(In Service  /  On Order)
Top 5 Operating Lessors
(2)
(In Service  /  On Order)

A320-200 Aircraft Characteristics
Founding member of Airbus single-aisle family
A320-200 aircraft
Engine
Equipped with V2527-A5 SelectTwo Engine Type
Fuselage
Fuselage structure built around a series
of frames pitched at 21 inches
Fuel Efficiency
Sharklets improve fuel economy by
reducing drag from the air flow
around the wing tip
Cockpit
Fly-by-wire cockpit with advanced
electronic flight deck
Airbus first delivered A320-200 on March 1982
to Air France
Strong orderbook indicates operator enthusiasm
Currently there are 4,732
firm orders
with 179
customers worldwide
Spirit Airlines’ configuration accommodates 182
passengers (compared to 150 on United and
American and 162 on JetBlue)
A320’s advanced technology includes a
centralized fault display for easier
troubleshooting and lower maintenance costs
A320 is equipped with the advanced electronic
flightdeck
Six fully integrated EFIS
(1)
color displays
Innovative sidestick controllers rather
than conventional control columns
Wider fuselage than main competitors allow
increased passenger comfort and better cargo
capacity
Source: Airbus. Ascend Q3 2017 Market Commentary
1.  Electronic flight instrument system

DELTA
中国南方航空 CHINA SOUTHERN
中國東方航空 CHINA EASTERN
TURKISH AIRLINES
AERCAP
BOC AVIATION
GECAS
CIT Put Knowledge to Work

A321-200 Customers
A321-200 continues to be an increasingly popular type
The
A321
series
is
operated
across
many
regions
with
3,271
(1)
firm
orders
placed
as
of
September
30, 2017
A321-200ceo is one of the most popular variants with 1,793 firm orders placed from 99 customers worldwide
Spirit
Airlines
currently
has
9
open
firm
orders
(2)
as
of
September
30,
2017
Source: Airbus. Ascend Q3 2017 Market Commentary, Spirit 3Q 2017 10Q filing
1.  Includes A321-200ceo and A321-200neo aircraft
2.  Includes only A321-200ceo aircraft
A321-200ceo (In Service/On Order)
Breakdown by Geography
Airlines
# of Aircraft
219
122
96
75
68
Lessors
# of Aircraft
99
51
38
34
29
Top 5 Airline Operators
(2)
(In Service  /  On Order)
Top 5 Operating Lessors
(2)
(In Service  /  On Order)
Asia Pacific
33%
Europe
30%
North America
28%
Latin America
& Caribbean
5%
Middle East
3%
Africa
1%

spirit
spirit
BARE FARE

- ✓
- ✓
    - ✓
- ✓

- ✓
    - ✓
- ✓
- ✓

A321-200 Aircraft Characteristics
Cockpit
Fly-by-wire cockpit with advanced
electronic flight deck
Engine
Equipped with V2533-A5
SelectTwo Engine Type
A321-200 aircraft
Fuselage
A321 has 13 frames more than A320
Fuel Efficiency
Sharklets improve fuel economy by reducing drag
from the air flow around the wing tip
Cabin
High density layout allows seating to
accommodate 218 passengers with push to
230 in newer configurations
1,793 cumulative orders from 99 customers
worldwide
A321-200ceo offers lower seat-mile costs than
150-seaters
Provides more capacity at slot-
constrained airports
Compared to A320, A321’s major change is the
elongated fuselage
Source: Airbus
A321 is the largest member of Airbus’ A320
series
Spirit Airlines’ configuration
accommodates 228 passengers
(compared to 187 on American Airlines
and 200 on JetBlue)
Sharklets improves fuel burn, emissions and
raises payload range
A321ceo is outperforming the Boeing competitor
(737-900ER) in terms of fleet size, order growth
and total backlog
Benchmark A320 Family’s Largest Member